EXHIBIT 99.1

ToughBuilt Industries Announces Fiscal 2020 Results

-	Significant annual revenue growth of 106% to $39 million
-	Serving United States, Canada, United Kingdom, Europe, Australia, New Zealand, and South Korea

Lake Forest, CA, March 26, 2021 (GLOBE NEWSWIRE) — ToughBuilt Industries, Inc. (“ToughBuilt”) (NASDAQ: TBLT; TBLTW), today reported financial results for the fiscal year ended December 31, 2020.

“ToughBuilt has demonstrated strong fundamentals based on execution team, customer relationships, balance sheet, commitment to research and development and continued customer service,” commented Michael Panosian, ToughBuilt’s Chief Executive Officer.

2020 Key Financial Highlights:

●	Revenues for the year ended December 31, 2020 increased 106% to $39.4 million, as compared to $19 million in fiscal 2019.
●	Gross Profit increased 162% to $14.7 million, as compared to $5.6 million in fiscal 2019.
●	Net loss attributable to common stockholders was $18.6 million, or $0.68 per share, as compared to $6.4 million, or $2.08 per share in fiscal 2019.

Mr. Panosian continued, “As our performance speaks for itself, I like to thank our dedicated team for their efforts, our great investors and strong retail partners for making 2020 a fantastic year.

“As we focus on 2021 and beyond, we see great opportunities in both product lines and global distribution. We continue to bolster inventory while refining R&D investments to offer customers a wider range of products and equipment that serve the professionals. This participation in multi-categories also acts to build revenue streams for the company which in turn attracts more end users and new retail partners globally. Quality, innovation, and value remains our guiding light in this fast-paced expansion period across categories. We continue to simplify how we do business, dramatically improved our execution, and innovate faster than ever. We remain optimistic on our mobile project and are developing more apps and smart devices.

“I want to emphasis the focus we have as a company within the communities we are located in and our presence throughout the globe that we remain focused on keeping our employees safe while supporting customers throughout the pandemic,” concluded Mr. Panosian.

ABOUT TOUGHBUILT INDUSTRIES, INC.

ToughBuilt is an advanced product design, manufacturer and distributor with emphasis on innovative products. Currently focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All of our products are designed by our in-house design team. Since launching product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) delays in bringing products to key markets, (iii) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (iv) intense competition in the industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) our reliance on single suppliers for certain product components, (x) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xi) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Andrew@barwicki.com